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                                                            EXHIBIT 11

                                 ACORDIA, INC.
                       COMPUTATION OF EARNINGS PER SHARE
           (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

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


                                          THREE MONTHS ENDED
                                               MARCH 31
                                            1997      1996
                                          --------  --------
PRIMARY
-------
Average number of common shares
 outstanding                                13,000    14,005

Net effect of dilutive stock options
 and warrants - based on the
 treasury stock method of using
 average market price                          395       356
                                           -------   -------
Total average number of common shares
 outstanding                                13,395    14,361
                                           =======   =======
Net income                                 $ 6,686   $ 7,311
                                           =======   =======
Earnings per share                         $  0.50   $  0.51
                                           =======   =======
FULLY DILUTED
-------------
Average number of common shares
 outstanding                                13,000    14,005
Net effect of dilutive stock options
 and warrants - based on the
 treasury stock method of using
 the period-end price if higher
 than average market price                     531       524
                                           -------   -------
Total average number of common shares
 outstanding                                13,531    14,529
                                           =======   =======
Net income                                 $ 6,686   $ 7,311
                                           =======   =======
Earnings per share                         $  0.49   $  0.50
                                           =======   =======
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